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Exhibit 11.2

Ethical Code

SANPAOLO IMI

Ethical Code

Contents

General principles			7
1.	Recipients and field of application of the Code		7
2.	Observance of the law and regulations in force		7
3.	Principles of fairness, confidentiality and impartiality		8
4.	Company's activity and business ethics		8
5.	Information transparency		9
6.	Relations with Control Authorities		9
7.	Guiding principles in an international context		9
Rules of conduct			10
1.	Tasks and duties of administrative and control bodies		10
	1.1	Role of the Board of Directors	10
	1.2	Directors and Management	10
	1.3	Internal Audit Function	11
2.	Tasks and duties of employees and co-workers		12
	2.1	Tasks and duties of personnel	12
	2.2	Knowledge of the regulations	12
	2.3	Reporting and documenting duties	12
	2.4	Relations with customers	13
	2.5	Duties of external co-workers	13
3.	Relations with public institutions		13
	3.1	Relations with the Public Administration and the Judicial Authority	13
	3.2	Realtions with Regulatory Authorities	14
4.	Presents, gifts and favors		14
	4.1	Gifts	14
	4.2	Institutional and commercial relations	14
	4.3	Specific personnel duties	14
	4.4	Insider trading, protection of confidential information and intellectual property, protection and correct use of company assets	15
Implementation and final points			16
5.	Compliance with the provisions of the Code		16
6.	Training activities		16
7.	Institutional communication activities		16
8.	Reports		16
9.	Consequences of the violation of the Code		17
10.	Changes and periodic amendments to the ethical Code		18

        This Code, advised for by the Ethical Committee, has been definitively approved by the Board of Directors of Sanpaolo IMI during its meeting on October 14, 2003.

General principles

1.     Recipients and field of application of the Cide

        The principles of this Ethical Code inspire the strategic activities carried out by the Board of Directors, the directors as well as the activities for the coordination and implementation of the policies and the planned objectives of the SANPAOLO IMI management.

        This Code contains an exemplification of the rules of conduct that each SANPAOLO IMI employee is obliged to observe and specifies the obligations to use diligence, fairness and loyalty characterizing the work performance; reference is also made to the provisions of art. 2104 and art. 2105 of the Civil Code.

        The regulations contained in the Ethical Code are binding also for the SANPAOLO IMI Group companies, external partners and co-workers, who are also obliged to respect the rules of legality, fairness and good-faith mentioned above.

2.     Observance of the laws and regulations in force

        By adopting every prevention and control measures deemed necessary, SANPAOLO IMI undertakes to guarantee the integral and unconditioned observance of the laws and regulations in force in every geographical and operative context, at all decisional and executive levels.

3.     Principles of fairness, confidentiality and impartiality

        In the performance of their professional activities, directors, employees and co-workers are required to behave in line with the principles of fairness and honesty and in observance of obligations of confidentiality in the management of information in their possession.

        In its relations with the totality of subjects it may operate with, in any operative and organizational context inside and outside the Group, SANPAOLO IMI does not discriminate in terms of age, gender, health status, nationality, political opinions and religious faith of its interlocutors.

4.     Company's activity and business ethics

        In performing its activity, SANPAOLO IMI aims at maximizing profitability and reaching excellent levels in the services offered to its customers in order to maintain and increase the company's worth.

        These objectives are pursued through efficiency and market openness, in fair competition with the other operators, avoiding collusive or abusive practices/behavior to the detriment of the customers and of consumers in general.

        Relations with suppliers of goods and services are established in observance of the efficiency, loyalty and impartiality practices, in accordance with internal procedures provided for this purpose.

        In any case, SANPAOLO IMI undertakes to follow impartial and transparent selection mechanisms, avoiding practices which may create situations of dependence and adequately documenting the phases concerning the establishment, management and termination of these relations.

        In every relation and activity, and in relations with institutions and the Public Administration in particular, SANPAOLO IMI undertakes to adopt all the caution necessary to avoid the pursuit, both on own and for its customers, of illegal objectives and interests, improper profits and/or benefits and conflicts of interest, which may potentially be detrimental to the concept of independence of both SANPAOLO IMI and its interlocutors.

5.     Information transparency

        SANPAOLO IMI ensures full transparency for investors and the financial community, in compliance with the criteria of true, punctual and prompt dissemination of necessary information and every other communication about the company. The activity of external communication falls to the Chairman and/or Managing Directors, who for this end use the structures of Investor Relations and Company Secretariat. "Price-sensitive" information is treated and communicated following an internal procedure approved by the Board of Directors, in observance of the obligation to confidentiality, to which Directors and Auditors are bound in the company's interest.

6.     Relations with Control Authorities

        The relations with national, EU and foreign Regulatory and Control Authorities inspire the observance of transparency principles and fair cooperation. In making periodical communications and announcements as well as in specific relations, SANPAOLO IMI guarantees the completeness and integrity of the news and the objectivity of the assessments, ensuring a timely fulfillment.

7.     Guiding principles in an international context

        Compliance with the regulations contained in this Ethical Code is required also in the cases in which operations are performed in foreign markets, in relation to the geographical articulation of the activities carried out. The specific cultural, social and economic aspects of the different countries in which SANPAOLO IMI operates, both directly and indirectly, in no case justify conduct that is not in line with reference ethical principles.

        SANPAOLO IMI actively cooperates with the Authorities in charge of preventing and repressing money laundering activities, and, in every operating and geographical context, it observes strict internal rules of conduct issued to implement regulatory provisions and international best practice.

Rules of conduct

1.     Tasks and duties of administrative and control bodies

1.1.    Role of the Board of Directors

        In the performance of its functions and with the objective of keeping the company efficient and effective, the Board of Directors of SANPAOLO IMI carries out all the actions needed to ensure:

  •
  central control of the strategic interests of SANPAOLO IMI and the Group by defining the organizational structures suitable for the reference context and the objectives pursued and by determining competence and responsibility areas for each operating and control area, ensuring the necessary coordination mechanisms within the SANPAOLO IMI Group;

  •
  adequacy of the control structures and procedures aimed at the constant monitoring and prevention of credit, financial and operating risks run by SANPAOLO IMI and the entire Group, in compliance with the guiding principles of separation between "originators" of the risk and "controllers" of the risk and of allocation of responsibility for the functions in charge of business control, in observance of the limits of exposure set both internally and by the Regulatory regulations.

1.2.    Directors and Management

        In respect of the relationship of trust, the directors of SANPAOLO IMI shall provide their services in full and integral compliance with the laws and the regulations in force as well as in observance of the provisions of the Ethical Code and other Codes of Conduct adopted.

        The directors and the management of SANPAOLO IMI have the duty to perform their functions, playing their role with consciousness and sense of responsibility, in particular striving to combine the pursuance of company objectives with the respect of the reference ethical principles to protect the interests of shareholders, customers and the community and safeguard the reputation of the Group and the principles of formal and essential legality.

        Moreover, the directors of SANPAOLO IMI must try to avoid situations involving a conflict of interests between them and SANPAOLO IMI or the SANPAOLO IMI Group, and they are in any case obliged to communicate, as set by law, every conflict of interest, which they may have on their own account or on account of third parties.

        By way of example, it must be remembered that conflicts of interests may occur whenever personal interests interfere (or seem to interfere) with the interests of SAN-PAOLO IMI or an entity of the SANPAOLO IMI Group, impeding the unbiased and effective fulfillment of their functions, to pursue improper personal gains by virtue of their position at SANPAOLO IMI or the SANPAOLO IMI Group.

1.3.    Internal Audit Function

        Within the framework of the control system in force inside the SANPAOLO IMI Group, the Internal Audit Function, entrusted to a specific control structure, directly reporting to Managing Directors, has the main function of verifying operations and risk management performance.

        The Internal Audit Function, which in the performance of its activity has no constraints or limits of access to data, archives and company assets, has the responsibility of bringing to the attention of the Board of Directors and Top Management possible improvements in risk management policies, measuring instruments and procedures, providing periodic reports on the results of its activity and anomalies found.

2.     Tasks and duties of employees and co-workers

2.1.    Tasks and duties of personnel

        The personnel of the SANPAOLO IMI Group is obliged to carry out its functions with diligence, competence and fairness, adequately investing its resources and time in the performance of its activities, refraining from promoting or taking part in initiatives which may result in situations of conflict of interest on its own account or in the account of third parties.

        In particular, each employee is obliged to refrain from taking advantage from business and economic opportunities in general, for personal interest or in the interest of third parties, of which he/she may know as a result of his/her functions. In cases in which a conflict of interest arises, each employee has the duty to inform his/her Manager.

2.2.    Knowledge of the regulations

        An essential component of the relationship of trust that SANPAOLO IMI has with its employees is the knowledge and application of the disciplines specifically regulating their activity and the observance of the laws and regulations in force as well as of the provisions contained in the Ethical Code and other Codes of Conduct adopted.

        In particular, each employee is obliged to inform his/her Manager, or the Ethical Committee if necessary, about the cases of serious irregularity or violation of internal procedures, laws and regulation in force he/she may be aware of.

2.3.    Reporting and documenting duties

        Each employee of SANPAOLO IMI is obliged to cooperate in order to ensure the correct reporting of each management event and to keep the documentation supporting the activity carried out, according to the criteria of easy trackability. This is done in order to keep the social communications of SANPAOLO IMI reliable, for a fair and true representation of economic, equity and financial results of the entire Group and to ensure that the total of the activities carried out is consistent with the organizational model and the internal delegation model and is compliant with laws, rules and Regulatory regulations.

        Employees are also obliged to inform timely their Managers and the Ethical Committee about their possible finding of omissions, serious negligence or falsification of accounts and/or documents on which accounting records are based.

2.4.    Relations with customers

        In their relations with customers and in external relations established throughout their working activities, employees are obliged to follow a conduct based on politeness, cooperation and transparency, providing, whenever required or necessary, complete and appropriate information and avoiding, under any circumstances, the pursuance of elusive or unfair practices or practices that are aimed at undermining the interlocutor's independent judgment.

2.5.    Duties of external co-workers

        The same principles of fairness, good-faith and observance of laws and regulations in force must be followed by all external co-workers of the SANPAOLO IMI Group, who may be required to sign the provisions of this Ethical Code by the Functions in charge, in relation to existing procedures and to the type and extent of activity required.

3.     Relations with public institutions

3.1.    Relations with the Public Administration and the Judicial Authority

        The relations with institutions and Public Authorities and Bodies aimed at representing and protecting the interests of SANPAOLO IMI are under the exclusive responsibility of the competent functions and must be exercised in a transparent, rigorous and coherent fashion, avoiding any conducts from which attempts to influence inappropriately and/or unduly the activity and opinions of these Authorities can be inferred.

3.2.    Relations with Regulatory Authorities

        The relations with Regulatory Authorities are based on maximum cooperation, in any case avoiding any disruption, and are exercised through the creation of areas of mutual independence, avoiding any action or conduct which may be interpreted as an attempt to inappropriately influence decisions.

4.     Presents, gifts and favors

4.1.    Gifts

        In ordinary business relations, the gifts offered are only aimed at promoting the image of SANPAOLO IMI and in no case can be interpreted as exceeding normal commercial or courtesy practices, which means that they are a way to obtain special favors in the performance of any practice and/or activity related to the SANPAOLO IMI Group.

4.2.    Institutional and commercial relations

        In institutional and commercial relations, also at European and international level, and in relations with the European Union, the Public Administration and the Judicial Authority in particular, it is prohibited to unduly offer and/or promise gifts, presents or else to officials and public servants.

        The same prohibition concerns the promises or offers made to third parties in executing the above-mentioned relations. In any case SANPAOLO IMI adopts promotional procedures controlled by the competent Functions and does not follow conducts or practices which are not allowed by law and by the commercial practices and the Ethical Codes, if known, of the companies and bodies, including public bodies, with whom relations exist.

4.3.    Specific personnel duties

        Directors and employees of SANPAOLO IMI must refrain from accepting presents or gifts that are worth more than a reasonable value or go beyond normal courtesy standards and must refrain from accepting, for themselves or for others, any other offer of favor beyond ordinary commercial relations or in any case aimed at compromising independent judgment or operative fairness. Those directors or employees who receive gifts or favors that go beyond accepted standards are obliged to inform the Ethical Committee for adequate assessment and, if appropriate, to notify the sender on the policy of the SANPAOLO IMI Group on this subject.

4.4.    Insider trading, protection of confidential information and intellectual property, protection and correct use of company assets

        The Directors, employees and consultants of SANPAOLO IMI are obliged to read carefully and observe the laws and procedures of SANPAOLO IMI on the subject of prevention of insider trading activities, protection of confidential data and information as well as intellectual property and the protection and correct use of SANPAOLO IMI assets.

Implementation and final points

5.     Compliance with the provisions of the Code

        Each employee of the SANPAOLO IMI Group receives a copy of this Ethical Code and is required to be aware of its provisions. Specific forms of compliance can be required by the competent Functions to the Group's consultants and external co-workers.

6.     Training activities

        Besides being transmitted to the entire personnel, the provisions contained in this Ethical Code are the subject of independent and periodic training initiatives, as a whole and/or by specific sections.

7.     Institutional communication activities

        The ethical principles and values underlying every action and relation attributable to the SANPAOLO IMI Group are the subject of adequate forms of institutional communication, according to the means and procedures deemed most appropriate by the company's competent Functions.

8.     Reports

        Every violation of the principles and provisions of this Ethical Code by directors, employees or co-workers shall be reported promptly to the Ethical Committee.

        If the reports received, in compliance with the regulations in force, require confidentiality (including anonymity), SANPAOLO IMI undertakes to protect this information in observance of laws, regulations or legal proceedings applicable to the case.

        SANPAOLO IMI encourages directors, employees and co-workers to report every violation promptly, with the commitment to investigate every violation they may detect.

        SANPAOLO IMI does not allow any kind of consequence for reports that have been made in good-faith, because the possibility of speaking openly is a condition necessary for the implementation of the Ethical Code.

        All of those for whom this Ethical Code is intended are also kindly asked to cooperate with internal investigations concerning violations and conducts that are not in line with this Code.

        Any report in anonymous and written form can be taken into consideration only if it contains information sufficient to identify the terms of the violation and if it enables SANPAOLO IMI to carry out a relevant inquiry.

9.     Consequences of the violation of the Code

        The violation of the provisions of this Ethical Code is a disciplinary offence and a breach of the contract for external co-workers and, as such, it can sanctioned. The company's Functions periodically inform the Ethical Committee on the most meaningful violations and the consequent measures taken.

10.   Changes and periodic amendments to the Ethical Code

        The Ethical Committee is in charge of changing and amending the provisions of this Ethical Code, submitting changes and amendments for the attention of the Board of Directors for the necessary approval. Every substantial change shall be notified to the market in the forms deemed most appropriate and in any case through the annual report on Form 20-F filed at the US Securities and Exchange Commission.

SAN PAOLO IMI

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Ethical Code
General principles
Rules of conduct
Implementation and final points